Exhibit 99.1

WESTERN SIZZLIN CORPORATION

FOR IMMEDIATE RELEASE

MARTIN S. FRIDSON ELECTED AS DIRECTOR

OF WESTERN SIZZLIN CORP.

ROANOKE, Va. (November 28, 2007) — Western Sizzlin Corporation’s (OTC Bulletin Board: WSZL) Board of Directors today elected Martin S. Fridson to serve as a director on its Board.  Mr. Fridson is the founder and Chief Executive Officer of FridsonVision LLC, an independent investment research firm.

Sardar Biglari, Chairman of the Board of Directors, commented on Mr. Fridson’s election, “We are delighted Marty has agreed to join our board.  He brings us a wealth of knowledge and insight; thus, our board looks forward to his guidance and counsel.”

Mr. Fridson, known for his innovative work in credit analysis and investment strategy, has worked with several noted brokerage firms, including Salomon Brothers, Morgan Stanley, and Merrill Lynch.  Fridson received his B.A. in history, cum laude, from Harvard College and his M.B.A. from Harvard Business School.  He has served as president of the Fixed Income Analysts Society, governor of the Association for Investment Management and Research (now CFA Institute), and director of the New York Society of Security Analysts.  In 2002 The Financial Management Association International named Fridson the Financial Executive of the Year.  In 2000, he became the youngest person ever inducted into the Fixed Income Analysts Society Hall of Fame.

Mr. Fridson has authored several books: Unwarranted Intrusions: The Case against Government Intervention in the Marketplace; How to Be a Billionaire:  Proven Strategies from the Titans of Wealth; It Was A Very Good Year:  Extraordinary Moments in Stock Market History; Investment Illusions:  A Savvy Wall Street Pro Explodes Popular Misconceptions About the Markets; Financial Statement Analysis:  A Practitioner’s Guide, (co-authored with Fernando Alvarez); and High Yield Bonds:  Identifying Value and Assessing Risk of Speculative Grade Securities.

About Western Sizzlin Corporation

Western Sizzlin Corporation, through wholly-owned subsidiaries, operates and franchises a total of 122 units in 19 states.  Western Sizzlin’s objective is to maximize its intrinsic business value per share over the long term.  In fulfilling this objective, the Company will engage in a number of diverse business activities to achieve above-average returns on capital in pursuit of maximizing the eventual net worth of its shareholders.

Forward Looking Statement

Comments in this news release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements concerning anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations.  Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

Contact:

Robyn B. Mabe, Chief Financial Officer

Western Sizzlin Corp.

(540) 345-3195